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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                     American Bankers Insurance Group, Inc.
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             (Exact name of registrant as specified in its charter)




              Florida                                          59-1985922
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(State of incorporation or organization)                   (I.R.S. Employer
                                                           Identification No.)


11222 Quail Roost Drive, Miami, Florida                              33157
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(Address of principal executive offices)                           (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


         Title of each class                Name of each exchange on which
         to be so registered                each class is to be registered
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         Common Stock, $1 Par Value         New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)


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ITEM 1   DESCRIPTION OF REGISTRANT'S SECURITIES
         TO BE REGISTERED

         COMMON STOCK, $1 PAR VALUE

         American Bankers Insurance Group, Inc.'s (the "Company's") Third Amended and Restated Articles, as amended (the "Restated Articles"), authorize the issuance of 110,000,000 shares of capital stock of which 10,000,000 shares are designated preferred stock, no par value ("Preferred Stock"), and 100,000,000 shares are designated common stock, par value $1.00 per share ("Common Stock"). The description of the Common Stock set forth below is qualified in its entirety by reference to the Restated Articles.

         DIVIDENDS AND VOTING RIGHTS

         Subject to the dividend preferences of any outstanding shares of Preferred Stock, all shares of Common Stock are entitled to participate in such dividends as may be declared by the Board of Directors of the Company out of assets available for the payment thereof. The holders of the Common Stock are entitled to one vote for each share held on all matters submitted to stockholders.

         PROVISIONS OF THE RESTATED ARTICLES AND BYLAWS

         The Restated Articles provide for a classified Board of Directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting electing directors following the most recent election of such class. A director may only be removed with the consent or vote of the holders of 75% of all classes of stock entitled to vote at an election of directors. Vacancies on the Board of Directors may be filled only by a majority vote of the directors in the class in which such vacancy occurs, if none so remain, by a majority vote of the directors of the other two classes.

         Under the Restated Articles, the vote of holders of 85% of the voting stock of the Company (including the affirmative vote of at least 50% of the shares entitled to vote other than those of any 30% shareholder) is required for approval upon (i) a merger or consolidation of the Company with or into another corporation; (ii) a sale or lease exchange, mortgage, pledge, transfer or other disposition of all of the assets of the Company or any majority subsidiaries having an aggregate fair market value of $5,000,000 or more to another corporation, person or entity; and (iii) an issuance or transfer by the Company or certain subsidiaries of the Company of securities of the Company or such subsidiary having an aggregate fair market value of $5,000,000 or more, in each case where the other party to the transaction is a beneficial owner, directly or indirectly, of 30% or more of the outstanding shares of any class or series of voting stock of the Company with certain exceptions. Any amendment to the Restated Articles which would amend the foregoing requirements requires the same affirmative vote unless the amendment was recommended to the shareholders by at least a majority of the entire Board of Directors and by at least two-thirds of the continuing directors. Continuing directors are those directors who were members of the Board of Directors elected by the public holders prior to the



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date as of which any 30% shareholder acquires in excess of 5% of the then outstanding Common Stock, or persons designated as continuing directors by a majority of the continuing directors.

         SECTION 607.0901 OF THE FLORIDA BUSINESS CORPORATION ACT

         The Company is a Florida corporation subject to Section 607.0901 of the Florida Business Corporation Act. Generally, Section 607.0901 prohibits a publicly held Florida corporation from engaging in an "affiliated transaction" with an "interested stockholder" unless: (i) the affiliated transaction is approved by the affirmative vote of the holders of two-thirds of the voting shares not including shares beneficially owned by the interested shareholder;
(ii) the affiliated transaction has been approved by a majority of the disinterested directors; (iii) the interested shareholder has been the beneficial owner of at least 80 percent of the corporation's outstanding voting shares for at least 5 years preceding the announcement date; (iv) the interested shareholder is the beneficial owner of at least 90 percent of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or (v) in the affiliated transaction, consideration paid to the holders of each class or series of voting shares would satisfy the requirements of Section 607.0901. An "affiliated transaction" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 10% or more of the corporation's outstanding voting stock.

         LIMITATION ON CHANGES IN CONTROL

         Certain provisions of the Restated Articles and Section 607.0901 could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management or deterring potential acquirors from making an offer to stockholders of the Company. This could be the case notwithstanding that a majority of the stockholders might benefit from such a change in control or offer. In addition, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.

         TRANSFER AGENT

         The transfer agent of the Common Stock is ChaseMellon Shareholder Services, LLP.

ITEM 2   EXHIBITS

               1. American Bankers Insurance Group, Inc. Third Amended and Restated Articles of Incorporation, as amended.

               2. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.


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                                   SIGNATURES
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         Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                         American Bankers Insurance Group, Inc.


                                         By /s/ Robert Hill
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                                            Robert Hill
Dated: June 19, 1997                        Principal Accounting Officer





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